Exhibit 99.1

The Hanover Estimates Third Quarter Catastrophe Losses;

To Host Investor Day September 23 and Issue Third Quarter Results October 27

WORCESTER, Mass., September 22, 2021 – The Hanover Insurance Group, Inc. (NYSE: THG) today announced its preliminary estimate for third quarter catastrophe losses, based on information available to date, to be in the range of $150 to $165 million before taxes, or $119 to $130 million after taxes. The midpoint of the estimate is approximately $97 million above the company’s pre-tax third quarter catastrophe load, driven primarily by the effects of Hurricane Ida. Estimated losses from this storm are approximately $75 million, before taxes, primarily stemming from losses in the Northeast and, to a lesser extent, the Gulf and Mid-Atlantic states. Hurricane Ida came in the midst of an already active catastrophe season in July and August, which included 18 industry catastrophe events impacting The Hanover’s geographic footprint.

“Hurricane Ida caused widespread damage and tragic loss of life from the Gulf Coast to the Northeast,” said John C. Roche, president and chief executive officer at The Hanover. “Our thoughts are with all those who have been impacted. We are committed to helping our customers and their communities recover quickly. Our efforts to manage coastal exposure have been very successful in the past and will continue as we and the industry adjust to changing weather patterns. Catastrophes aside, we expect our third quarter results to reflect our strong underlying performance, highlighting our distinctive market position, as well as our proven underwriting, pricing and risk management expertise.”

The Hanover expects to issue its third quarter financial results after the market closes on Wednesday, October 27. The company expects to host a webcast discussion of its results on Thursday, October 28, at 10:00 a.m. ET, through its website at hanover.com.

The company also will hold a virtual investor day on Thursday, September 23 from 9:00 a.m. to 12:30 p.m. ET, highlighting its strategic priorities and financial targets for the next five years. The event will include two live question and answer sessions. A live webcast of the investor day will be available through the “Investors” section of the company's website. Advance registration is required. Participants should register through The Hanover Insurance Group - 2021 Investor Day registration page, at least 15 minutes prior to the event. A replay of the webcast will be available following the event.

Forward-Looking Statements

The Hanover Insurance Group, Inc.’s (“the company”) estimate of catastrophe losses is based on estimates and projections that are subject to revision and uncertainty. Such estimates are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. The company cautions investors that such forward-looking statements are estimates and/or projections which involve significant judgment and uncertainty, and actual results could differ materially. Investors should consider the risks and uncertainties in the company’s business that may affect such estimates, including (i) the inherent difficulties in arriving at such estimates; (ii) variation in the company’s current estimates that may change as the company finalizes its financial results; (iii) the impact of the COVID-19 outbreak and subsequent global pandemic and related economic conditions on the company’s financial and operating results; (iv) legislative and regulatory actions, as well as litigation and the possibility of adverse judicial decisions; and (v) other risks and uncertainties that are discussed in readily available documents, including the company’s latest annual report on Form 10-K, quarterly reports on Form 10-Q, and other documents filed by the company with the Securities and Exchange Commission, which are also available on hanover.com under “Investors – Financials.” The difficulties at arriving at estimates with regard to catastrophes related to rain, wind, flooding, hail and other losses may be caused by several factor, including difficulties policyholders may experience when reporting claims, The Hanover's ability to adjust claims because of the devastation encountered or late discovery of damages; difficulties accessing loss locations; the challenge of making final estimates to repair or replace properties during the early stages of examining damaged properties; applicable cause of loss for certain policies; the effect of higher cost of repairs due to, among other things, "demand surge" and supply chain disruptions; potential latent damages, which are not discovered until later; potential business interruption claims, the extent of which cannot be known at the time, especially for customers who have not fully resumed their operations; the inherent uncertainty of estimating loss and loss adjustment reserves; uncertainties related to litigation and policy interpretation; and other factors.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agent partners, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley	Abby M. Clark
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com	Email: abclark@hanover.com
1-508-525-6081	1-508-855-3099	1-508-855-3549

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